Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS OF

SERIES H-7 CONVERTIBLE PREFERRED STOCK OF

AYRO, INC.

PURSUANT TO SECTION 242 OF THE

DELAWARE GENERAL CORPORATION LAW

This Certificate of Amendment to the Certificate of Designations of Series H-7 Convertible Preferred Stock (the “Amendment”) is dated as of December 2, 2024.

WHEREAS, the board of directors (the “Board”) of AYRO, Inc., a Delaware corporation (the “Company”), pursuant to the authority granted to it by the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Section 151(g) of the Delaware General Corporation Law (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 22,000 authorized shares of preferred stock, classified as Series H-7 Convertible Preferred Stock (the “Preferred Stock”) and the Certificate of Designations of the Preferred Stock (as amended, the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on August 9, 2023 evidencing such terms;

WHEREAS, pursuant to Section 32(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of at least a majority of the outstanding shares of Preferred Stock (the “Required Holders”), voting separately as a single class, and with such stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on December 2, 2024, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Company and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1. Section 33(cc) of the Certificate of Designations is hereby amended and restated to read as follows (emphasis added):

(cc) “Excluded Securities” means (i) shares of Common Stock or standard options to purchase Common Stock issued or issuable to directors, officers, employees or other service providers of the Company for services rendered to the Company in their capacity as such pursuant to an Approved Stock Plan (as defined above), provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options) after the Subscription Date pursuant to this clause (i) do not, in the aggregate, exceed more than 10% of the Common Stock issued and outstanding immediately prior to the Subscription Date and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Buyers (as defined in the Securities Purchase Agreement; (ii) shares of Common Stock issued or issuable upon the conversion or exercise of Convertible Securities (other than standard options to purchase Common Stock issued or issuable pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Subscription Date, provided that the conversion price of any such Convertible Securities (other than standard options to purchase shares of Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered (other than in accordance with the terms thereof in effect as of the Subscription Date) from the conversion price in effect as of the Subscription Date (whether pursuant to the terms of such Convertible Securities or otherwise), none of such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (iii) the Conversion Shares issuable upon conversion of the Preferred Shares or otherwise pursuant to the terms of this Certificate of Designations; provided, that the terms of this Certificate of Designations are not amended, modified or changed on or after the Subscription Date (other than in accordance with the terms thereof, including antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date), (iv) the Warrant Shares; provided, that the terms of the Warrants are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date), (v) securities issued as consideration for the acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization or bona fide joint venture agreement, provided that such issuance is approved by the majority of the disinterested directors of the Company and provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the Restricted Period and such issuance does not, in the aggregate, exceed more than 5% of the shares of Common Stock issued and outstanding immediately prior to the date hereof and (vi) securities issued pursuant to those certain Restricted Stock and Cash-Settled Restricted Stock Unit Award Agreements, dated as of December 2, 2024, by and between the Company and each director of the Company, which includes the issuance of (i) fully vested restricted shares of the Company’s Common Stock issued under the AYRO, Inc. Long-Term Incentive Plan, as amended and (ii) fully vested cash-settled restricted stock units of the Company (the “RSUs”), representing shares of Common Stock and shares of Common Stock underlying the RSUs in an aggregate amount equal to the quotient of (i) $713,125 divided by (ii) the Closing Sale Price of the Company’s Common Stock on December 2, 2024.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer this 2nd day of December, 2024.

AYRO, INC.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Executive Chairman